Exhibit 99
TITAN INTERNATIONAL, INC. NAMES PAUL REITZ NEXT CEO

QUINCY, Ill--Titan International, Inc. (NYSE: TWI)
December 9, 2016

Contact: Todd Shoot, IR contact
todd.shoot@titan-intl.com; 217-221-4416

QUINCY, Ill.- The Board of Directors (“the Board”) of Titan International, Inc. (the “Company” or “Titan”) has promoted Mr. Paul G. Reitz to Chief Executive Officer (CEO) and President effective January 1, 2017.

Maurice Taylor, Chairman, states, “This has been a six year process. Six years ago we hired a search firm to find a Wheel President, a Tire President and a Chief Financial Officer (CFO). When it was time to select the President of Titan, after approximately four years, the Board decided that they could once again retain a search firm or choose one of these three candidates. They determined the right candidate was Paul Reitz, who was made President two years ago and has now earned the right to become both CEO and President. Paul has demonstrated that he is not only intelligent but he knows how to build and lead a strong team. I look forward to advising him on various engineering products and helping out with new wheel operations in Russia and Brazil. I will continue visiting our customers and promoting the benefits of our LSW products, along with making an appearance at a few investor conferences.”

Mr. Reitz, who is 44 years old, joined the Company in July 2010 as CFO and was promoted to President in February 2014.  Prior to joining Titan, he was the Chief Accounting Officer for Carmike Cinemas based in Columbus, GA.  Mr. Reitz has also held leadership positions with McLeodUSA Publishing, Yellow Book USA Inc., and Deloitte and Touche LLP. He has a Master's of Business Administration Degree from the University of Iowa and a Bachelor of Business Administration Degree from Northwood University. Paul is married with two children who share their parents’ passion for sports.

Maurice M. Taylor, Jr., who has been an integral part of Titan since its inception more than 33 years ago, will continue to serve as Chairman of Titan’s Board of Directors.

Company description: Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer applications. For more information, visit www.titan-intl.com.